SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): March 19, 2007
FORRESTER RESEARCH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21433	04-2797789

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
400 Technology Square
Cambridge, Massachusetts 02139
(Address, of principal executive offices, including zip code)
(617) 613-6000
(Registrant’s Telephone number including area code)
N/A
(Former Name or Former Address, if Changes since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On March 19, 2007, Forrester Research, Inc. (the “Company”) received a Staff Determination letter from the Listing Qualifications department of The Nasdaq Stock Market stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14). As anticipated, the letter was issued in accordance with Nasdaq procedures when Forrester did not file its Annual Report on Form 10-K for the year ended December 31, 2006. The letter stated that The Nasdaq Stock Market will suspend trading of the Company’s common stock at the opening of business on March 27, 2007 unless the Company requests a hearing with the Listing Qualifications panel (the “Panel”) in accordance with Nasdaq Marketplace Rules. In response, the Company will request a hearing, which will stay the suspension of trading in the Company’s common stock pending the decision of the Panel.
As previously announced on December 19, 2006, the Audit Committee of Forrester’s Board of Directors is conducting an internal review of Forrester’s stock option granting practices. The Audit Committee reported findings to the Board of Directors relating to the conduct of certain directors, officers and former officers. The investigation is ongoing for the purpose of determining the correct measurement dates for options granted between 1998 and 2006. Forrester will need to restate its historical financial statements to record additional charges for compensation expense relating to past stock option grants and related tax impacts. Forrester has not yet completed its assessment of materiality for each prior period, nor has it determined the full amount of any such charges, the resulting tax and accounting impact, or which periods may require restatement.
The press release issued by the Company on March 22, 2007 in connection with this matter is attached hereto as Exhibit 99.1.
Item 9.01: Financial Statements and Exhibits.
(d) Exhibits

Exhibit
Number	Description

99.1	Press release dated March 22, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORRESTER RESEARCH, INC.

	By	/s/ GAIL S. MANN

		Name:	Gail S. Mann
		Title:	Chief Legal Officer

Date: March 22, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 22, 2007.